Exhibit 26-(h)(4)(o): Amendment dated as of May 5, 2003 to Participation Agreement by and among ReliaStar Life Insurance Company of New York, Variable Insurance Product Fund II and Fidelity Distributors Corporation

AMENDMENT TO PARTICIPATION AGREEMENT

     Amendment to the Participation Agreement among ReliaStar Life Insurance Company of New York, Variable Insurance Product Fund II (the "Fund") and Fidelity Distributors Corporation (the "Underwriter") dated March 9, 1995 (the "Agreement").

1.	Schedule C is hereby revised to read as follows:

SCHEDULE C May 1, 2003

Other investment companies currently available under variable annuities or variable life insurance issued by the Company:

Oppenheimer Variable Account Funds

Alliance Capital Management Funds

USLICO Series Fund (an in-house fund that supports ReliaStar Life Insurance Company of New York's and United Services Life Insurance Company's variable life insurance products.)

Putnam Capital Manager Trust Funds

Northstar Variable Trust Portfolios

OCC Accumulation Trust Portfolios

Neuberger Berman Advisors Management Trust Portfolios

Janus Aspen Series Portfolios

The Alger American Fund Portfolios

AIM Variable Insurance Funds Portfolios

American Funds Insurance Series Funds

ING Investors Trust Portfolios (f/k/a The GCG Trust Portfolios)

ING Income Shares Portfolios

ING Partners, Inc. Portfolios

ING Variable Portfolios, Inc. Portfolios

ING Variable Products Trust Portfolios

Pioneer Investment Management, Inc. Portfolios

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of May 5, 2003.

ReliaStar Life Insurance Company of New York

By:	/s/ Lawrence D. Taylor

Name:	Lawrence D. Taylor

Title:	Vice President and Actuary

Variable Insurance Products Fund II

By:	/s/ Maria Dwyer

Name:	Maria Dwyer

Title:	Treasurer

Fidelity Distributors Corporation

By:	/s/ Don Holborn

Name:	Don Holborn

Title:	Executive Vice President